    As filed with the Securities and Exchange Commission on March 28, 2000.
                                                          Registration No.333-
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                             --------------------

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933

                             --------------------
                              SAFECO CORPORATION
            (Exact name of registrant as specified in its charter)


          Washington                                  91-0742146
 (State or other jurisdiction of                    (I.R.S. Employer
incorporation or organization)                   Identification Number)


                           4333 Brooklyn Avenue N.E.
                           Seattle, Washington 98185
                                 (206) 545-5000
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             --------------------

                              Janice Oakes Schafer
                           Assistant General Counsel
                               SAFECO Corporation
                           4333 Brooklyn Avenue N.E.
                           Seattle, Washington 98185
                                 (206) 545-5000
           (Name, address and telephone number of agent for service)

                             --------------------

  Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.
  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[_]

                                         CALCULATION OF REGISTRATION FEE
===============================================================================================================================

      Title of Each Class of             Amount to Be            Proposed Maximum      Proposed Maximum         Amount of
     Securities to Be Registered          Registered             Offering Price           Aggregate         Registration Fee
                                                                   Per Unit(1)          Offering Price(1)
-------------------------------------------------------------------------------------------------------------------------------
Common Stock, no par value               1,000,000 shares           $19.659375            $19,659,375             $5,190
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------


(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c), based upon 90% of the average of the high and low sales prices on March 22, 2000.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
--------------------------------------------------------------------------------

PROSPECTUS

                                 [SAFECO LOGO]
                               1,000,000 Shares
                                 Common Stock
                                   _________


     This prospectus relates to our common stock offered under the SAFECO Agency Stock Purchase Plan. Each eligible agency may purchase shares under the plan.

     In the case of eligible Partnership Plus agencies, the purchase price for a share of common stock offered under the plan is 90% of the closing price on the purchase date. In the case of eligible President's Trust agencies, the purchase price is 80% of the closing price on the purchase date. Shares purchased under the plan cannot be sold or transferred during a two-year restricted period beginning on the purchase date. The "closing price" means the price at which the last trade in our common stock was made before or at 1:00 p.m. Seattle time, as reported on The Nasdaq National Market.

     Our common stock is traded in the over-the-counter market and is quoted on The Nasdaq National Market under the symbol "SAFC."

     The Securities and Exchange Commission and state securities commissions have not approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.



                The date of this prospectus is March 28, 2000.

                               TABLE OF CONTENTS


                                                                         PAGE
Forward-Looking Statements                                                  3
Where You Can Find More Information                                         3
SAFECO Corporation                                                          4
Use of Proceeds                                                             5
The Plan                                                                    5
Terms of Purchase                                                           7
Shares Available under the Plan                                             8
Dividends                                                                   8
Other Shareholder Rights                                                    8
Plan Committee                                                              9
Plan Custodian                                                              9
Expenses                                                                    9
Federal Income Tax Consequences of Purchasing Shares under the Plan         9
Description of the Capital Stock                                           10
Experts                                                                    13
Legal Matters                                                              13

                          FORWARD-LOOKING STATEMENTS

  Statements made in documents incorporated by reference in this prospectus that relate to anticipated financial performance, business prospects and plans, regulatory developments and similar matters may be considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Statements made in those documents that are not historical information are forward-looking. Such statements are subject to certain risks and uncertainties that may cause the operations, performance, development and results of our business to differ materially from those suggested by the forward-looking statements. The risks and uncertainties include:

 . our ability to obtain rate increases and non-renew underpriced insurance accounts;
 . realization of growth and business retention estimates;
 . achievement of our premium targets and profitability;
 . changes in competition and pricing environments;
 . achievement of our expense reduction goals;
 . the occurrence of significant natural disasters, including earthquakes; . weather conditions, including the severity and frequency of storms, hurricanes, snowfalls, hail and winter conditions;
 . driving patterns;
 . fluctuations in interest rates;
 . performance of financial markets;
 . court decisions and trends in litigation;
 . legislative and regulatory developments;
 . the adequacy of loss reserves;
 . the availability and pricing of reinsurance;
 . the development of major Year 2000 related claims or liabilities; and . general economic and market conditions.

  In particular, because insurance rates in some jurisdictions are subject to regulatory review and approval, our achievement of rate increases may occur in amounts and on a time schedule different than planned, which may affect our efforts to restore earnings in our property and casualty lines.

                      WHERE YOU CAN FIND MORE INFORMATION

  We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (SEC). Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities in Washington, D.C., New York, New York or Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549.

     The SEC allows us to "incorporate by reference" into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede the information included and/or incorporated by reference in this prospectus. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until our offering is completed:

     .    Annual Report on Form 10-K for the year ended December 31, 1999; and

     . The description of our common stock contained in a registration statement filed with the SEC under Section 12(g) of the Securities Exchange Act, including any amendments or reports filed for the purpose of updating that description.

     You may request a copy of these filings (other than exhibits, unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing or telephoning us at the following address and phone number:

     SAFECO Investor Relations,
     SAFECO Corporation
     SAFECO Plaza
     4333 Brooklyn Avenue N.E.
     Seattle, Washington  98185
     (206) 545-5000.

     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the state does not permit an offer. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the prospectus.

                              SAFECO CORPORATION

     We are one of the largest diversified financial services companies in the United States. Through our subsidiaries, we engage in two principal lines: property and casualty insurance (including surety) and life insurance. Our property and casualty insurance operation is one of the largest in the United States and writes personal, commercial and surety lines of insurance through approximately 8,000 independent agents. We also are one of the independent agency system's largest insurers of small to medium-sized businesses. Our principal personal lines are automobile and homeowners insurance, and our principal commercial product lines are workers' compensation, commercial multiperil, commercial automobile and surety. Our life and investments operations offer individual and group insurance products, retirement services (pension) and annuity products through professional agents in all 50 states and the District of Columbia. We also conduct commercial lending and leasing, investment management, and insurance agency and financial services distribution operations.

     At December 31, 1999, we had stockholders' equity of approximately $4.3 billion and total assets of approximately $30.6 billion. As of December 31, 1999, we had approximately 13,000 employees.

     We are a Washington corporation. Our principal executive offices are located at SAFECO Plaza, 4333 Brooklyn Avenue N.E., Seattle, Washington 98185, and our telephone number is (206) 545-5000.

                                USE OF PROCEEDS

     Unless we specify otherwise in a prospectus supplement, the net proceeds we receive from the sale of the shares offered under this prospectus will be used for general corporate purposes. The net proceeds may be invested temporarily or applied to repay short-term debt until they are used for their stated purpose.

                                    THE PLAN

General

     Our board of directors authorized the adoption of the SAFECO Agency Stock Purchase Plan to reward key insurance agencies with the opportunity to buy our common stock at a discount. Our board of directors believes that stock ownership will motivate our top agencies to contribute to the long-term growth and success of our enterprise. The plan was adopted on November 3, 1999.

     The plan allows agencies that meet certain incentive compensation goals and are selected for participation to purchase shares of our common stock for cash at a discount of either 10% or 20% from the closing price of our common stock on the date of purchase.

Eligibility

     Eligibility for the plan is determined on a year-by-year basis. Each agency that has either a "Partnership Plus" or "President's Trust" incentive compensation contract directly with us to promote and sell our personal and/or commercial lines of insurance is eligible to purchase shares on a purchase date if it has:

     . earned $10,000 or more in incentive cash compensation for the calendar year preceding that purchase date; and

     . has been selected for participation on that purchase date by the plan committee.

     We will notify agencies of their eligibility by providing them with an election form as described below. Eligible agencies are under no obligation to participate in the plan.

     The plan is for the benefit only of agencies that satisfy the criteria listed above. No other persons can be direct or indirect beneficiaries or participants under the plan. Any arrangements or undertakings entered into between an agency and that agency's producers establish rights and obligations solely between or among those parties and do not create any obligations on the part of SAFECO or any of our affiliates. Neither SAFECO nor its affiliates shall have any liability under those arrangements.

Procedures for Making Purchases

     Purchases can be made under the plan on each date designated as a purchase date. Unless the plan committee determines otherwise, the purchase date each year will be March 10, or if March 10 is not a business day, the next business day.

     Prior to each purchase date, we will mail a copy of this prospectus and any applicable prospectus supplement to each eligible agency. The prospectus and any prospectus supplement will describe the price, purchase date, transfer restrictions and any other terms and conditions for purchases of shares on that purchase date.

     In February of each year, following our calculation of the cash bonus amounts payable under agency incentive compensation contracts, we will provide each eligible agency with an election form. To purchase shares under the plan on a purchase date, you must:

     . complete the election form, indicating the dollar amount that you wish to apply to the purchase of shares on the purchase date;

     .  enclose a check for that amount payable to SAFECO Insurance Companies;
        and

     . mail the election form and check to SAFECO Insurance Companies, Marketing Department, SAFECO Plaza, Seattle, WA 98185, Attention:
        Incentive Plans Administrator.

     To be timely, election forms must be delivered to the above address by 4:30 p.m. on the last business day before the purchase date. We will not honor election forms received after that deadline or election forms that are not accompanied by full payment of the purchase price. If we receive any election forms after the deadline for a purchase date, we will promptly return the enclosed checks to the senders. Funds sent to us to purchase shares under the plan will not bear interest.

Minimum and Maximum Limits on Purchases

     To participate in the plan in any year, the minimum amount an eligible agency can elect to spend to purchase shares on the purchase date is $5,000. The maximum an agency can elect to spend on share purchases is the amount of the cash bonus the agency earned for the previous year under its Partnership Plus or President's Trust incentive contract with us.

Purchase Price; Number of Shares Acquired

     In the case of Partnership Plus agencies, the purchase price for a share of common stock offered under the plan will be 90% of the closing price on the purchase date. In the case of President's Trust agencies, the purchase price will be 80% of the closing price on the purchase date. The "closing price" means the price at which the last trade in our common stock was made before or at 1:00 p.m. Seattle time as reported on The Nasdaq National Market.

     The number of shares that you acquire on any purchase date will equal the dollar amount paid to purchase shares under the plan divided by the applicable purchase price. If the number of shares that can be purchased with your payment is not a whole number, you will be credited with a fractional share carried to the number of decimal places customarily accounted for by the custodian for the plan.

Restrictions on Transfer

     Shares purchased under the plan will be subject to restrictions on transfer for a period of two years from the purchase date. During the restricted period, you will not be allowed to sell, transfer, pledge, assign or otherwise dispose of the shares or obtain stock certificates. In all other respects, you will be entitled to the benefits of ownership of the shares as of the purchase date. There is no risk of forfeiture of your shares during the restricted period.

                               TERMS OF PURCHASE

     We are offering our common stock on the purchase dates, at the purchase prices and subject to the terms and conditions, including restrictions on transferability of the shares, established by the plan and in each case as described in this prospectus and any prospectus supplement. The plan committee may amend the terms of the plan, including the eligibility criteria, purchase price, purchase date, and length of the restricted period. If the plan committee amends the terms of the plan, we will send you a prospectus supplement describing the revised plan.

     During the period your shares are restricted, they will be registered in your agency name and held in book-entry form by the plan custodian, and you will not be allowed to sell, transfer, pledge, assign or otherwise dispose of your shares. During this restricted period, you will bear the risk of loss and realize the benefits of any gain from changes in the market price of the shares. Once the restricted period ends, you may:

     .  ask the plan custodian to send you stock certificates;
     .  leave your shares in your agency's custodial account;
     . or direct the plan custodian to sell or transfer the shares on your agency's behalf.

                        SHARES AVAILABLE UNDER THE PLAN

        Our board of directors has authorized 1,000,000 shares of our common stock for issuance under the plan. These shares will be made available from our authorized but unissued shares.

        In the event that the plan committee determines that:

        .  any stock dividend,
        .  extraordinary cash dividend,
        .  recapitalization,
        .  reorganization,
        .  merger,
        .  consolidation,
        .  split-up,
        .  spin-off,
        .  combination,
        .  exchange of shares, or
        .  other similar corporate event

affects our common stock so that an adjustment is required in order to preserve the benefits or potential benefits intended to be made available under the plan, then the plan committee may, in its sole discretion, adjust any or all of the number and kind of shares that may be sold under the plan in any manner the plan committee may deem equitable.

                                   DIVIDENDS

        We pay dividends, as and when declared by our board of directors, to the record holders of shares of our common stock. As the record holder of shares purchased under the plan, you will receive dividends, if any, in cash for all shares registered in your agency name on the record date.

        Any dividend payable in common stock or any split shares distributed by us on shares purchased under the plan and registered in your agency name will be deposited in the account established for your agency by the plan custodian. Any shares received as the result of a stock split will be subject to the same restrictions on transfer as the shares purchased under the plan. Shares received as dividends will not be subject to any transfer restrictions.

                            OTHER SHAREHOLDER RIGHTS

        If you purchase shares under the plan, you will receive our annual report and any other periodic or quarterly reports issued to stockholders, notices of shareholder meetings, proxy statements and Internal Revenue Service information for reporting dividends.

        You will be entitled to vote any shares that are registered in your agency name on the record date for a meeting of shareholders. You may vote your shares in person or by proxy.

                                 PLAN COMMITTEE

     The plan committee consists of two or more members appointed from time to time by our chief executive officer. The members may be SAFECO employees. The plan committee has broad discretion to administer and interpret the plan. It may adopt, amend and rescind rules and procedures relating to the plan and delegate administrative duties as it sees fit. The plan committee may amend the terms of the plan, including the eligibility criteria, purchase price, purchase date, and length of the restricted period. However, amendments will not be given effect to the extent they would adversely affect shares purchased before the date of the amendment.

                                PLAN CUSTODIAN

     The plan custodian is responsible for establishing and maintaining a separate account for each agency that has purchased shares under the plan and for providing reports to participating agencies at least annually. The plan custodian must be a licensed broker-dealer or have an affiliation with a licensed broker-dealer. The plan committee has selected The Bank of New York as the plan custodian. In the event The Bank of New York becomes unwilling or unable to serve as the plan custodian or the plan committee believes it is in the best interests of participants to replace the plan custodian, the plan committee will select a new plan custodian or make other arrangements as it deems appropriate for handling the duties performed by the plan custodian.

                                   EXPENSES

     We will pay all expenses for administration of the plan, including accounting, legal, and custodial fees. You can purchase our common stock under the plan without paying any brokerage commission or other charges. The shares will be issued only in book-entry form until the restricted period expires. If you request the issuance of stock certificates when the shares are no longer restricted, you may be charged a stock certificate fee. You will be responsible for paying any brokerage fees or commissions charged by the plan custodian for selling or transferring shares that you have acquired under the plan.

                        FEDERAL INCOME TAX CONSEQUENCES
                      OF PURCHASING SHARES UNDER THE PLAN

     The difference between the fair market value of the shares of common stock that you acquire on a purchase date and the amount you paid for the shares is ordinary income to you and recognizable at the time of purchase. For example, if a President's Trust agency elects to spend $10,000 to purchase common stock, the agency will receive $12,500 worth of common stock and pay tax on the $2,500 difference.

     We believe there are no other federal income tax consequences to you from purchases under the program. We will be allowed a deduction equal to the amount of ordinary income that you recognize in the tax year in which you include the income.

     The tax basis of any shares you acquire under the plan will be their fair market value on the date the shares were purchased, and the holding period applicable to the shares will start the next day after the purchase date.

     You will have dividend income on receipt of any dividends. You will recognize gain or loss upon your sale or exchange of the shares. The amount of the gain or loss will be equal to the difference between the sales price of the shares and your tax basis in the shares.

     The plan in not qualified under Section 401(a) of the Internal Revenue Code and is not subject to ERISA.

     YOU ARE ADVISED TO CONSULT YOUR OWN TAX ADVISOR TO DETERMINE THE PERSONAL TAX CONSEQUENCES OF PARTICIPATION IN THE PLAN.

                        DESCRIPTION OF THE CAPITAL STOCK

General

     Our authorized capital stock consists of 300,000,000 shares of common stock, no par value, and 10,000,000 shares of preferred stock, no par value. As of March 2, 2000, there were issued and outstanding 127,617,967 shares of common stock and no shares of preferred stock.

     The following is a summary description of our capital stock.

Common Stock

     The holders of shares of our common stock, subject to the preferential rights of the holders of any shares of our preferred stock, are entitled to dividends when and as declared by our board of directors. The holders of our common stock have one vote per share on all matters submitted to a vote of our shareholders, and the right to our net assets in liquidation after payment of any amounts due to creditors and any amounts due to the holders of our preferred stock. Holders of shares of our common stock are not entitled as a matter of right to any preemptive, subscription, redemption or conversion rights and are not entitled to cumulative voting for directors. All outstanding shares of our common stock are, and the shares of common stock issued under the plan will be, fully paid and nonassessable.

     The transfer agent and registrar for our common stock is The Bank of New York, P.O. Box 11258, Church Street Station, New York, New York 10286.

Preferred Stock

     Our articles of incorporation permit our board of directors, without further shareholder authorization, to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the terms and provisions of each series, including:

     .  dividend rights and preferences over dividends on our common stock;
     .  conversion rights, if any;
     .  voting rights, if any (in addition to those provided by law);
     . redemption rights, if any, and any sinking fund for that purpose; and . rights on liquidation, including preferences over the common stock.

Each series of preferred stock will be entitled to receive an amount payable upon liquidation, dissolution or winding up, fixed for each series, plus all dividends accumulated to the date of final distribution, before any payment or distribution of our assets is made on our common stock. Currently we have no shares of preferred stock outstanding.

Antitakeover Effects of Certain Provisions in Our Articles, Bylaws and Washington Law

     Preferred Stock Authorization. As noted above, our board of directors, without shareholder approval, has the authority under our articles of incorporation to issue preferred stock with rights superior to the rights of the holders of common stock. As a result, preferred stock could be issued quickly and easily, could adversely affect the rights of holders of common stock and could be issued with terms calculated to delay or prevent a change in control of SAFECO or make removal of management more difficult.

     Election of Directors. Our articles of incorporation provide for the division of our board of directors into three classes, as nearly equal in number as possible, with the directors in each class serving for a three-year term and one class being elected each year by our shareholders. Vacancies on the board of directors are filled by the board of directors. Any amendment to our articles of incorporation that would affect the number of directors on our board, the classification of our board, or the manner in which vacancies on the board are filled requires the favorable vote of 67% of the outstanding shares entitled to vote. Because this system of electing directors and filling vacancies generally makes it more difficult for shareholders to replace a majority of the board of directors, it may tend to discourage a third party from making a tender offer or otherwise attempting to gain control of SAFECO.

     Shareholder Meetings. Under our bylaws, special meetings of the shareholders may be called only by our board of directors.

     Requirements for Advance Notification of Shareholder Nominations and Proposals. Our bylaws establish advance notice procedures with respect to shareholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee of the board.

     Washington law. Chapter 23B.19 of the Washington Business Corporation Act, with limited exceptions, prohibits a "target corporation" from engaging in certain "significant business transactions" with an "acquiring person" (defined as a person or group of persons that beneficially owns 10% or more of the voting securities of the target corporation) for a period of five years after the acquiring person's share acquisition, unless the prohibited transaction or the acquiring person's purchase of shares was approved by a majority of the members of the target corporation's board of directors prior to the acquiring person's share acquisition. Such prohibited transactions include, among other things,

     . a merger or consolidation with, disposition of assets to, or issuance of stock to or redemption of stock from, the acquiring person;

     . termination of 5% or more of the employees of the target corporation as a result of the acquiring person's acquisition of 10% or more of the shares; and

     . allowing the acquiring person to receive any disproportionate benefit as a shareholder.


     After the five-year period, a "significant business transaction" may occur, as long as it complies with certain "fair price" provisions of the statute. A corporation may not "opt out" of this statute.

     This statute may have the effect of deterring unfriendly offers and delaying or preventing a change in control of SAFECO. In so doing, this statute could deprive shareholders of opportunities to realize a premium on their common stock. On the other hand, these provisions may induce anyone seeking control of SAFECO or a business combination with SAFECO to negotiate terms acceptable to our board of directors.

Insurance Regulations Concerning Change of Control

     State insurance laws intended primarily for the protection of policyholders contain provisions that require advance approval by state agencies of any change of control of an insurance company or insurance holding company that is domiciled (or in some cases, having such substantial business that it is deemed commercially domiciled) in that state. We have property and casualty insurance subsidiaries domiciled or deemed to be commercially domiciled in Washington, Indiana, California, Illinois, Texas, Missouri, Pennsylvania and New York. In these states, "control" is generally presumed to exist through the ownership of 10% of more of the voting securities of an insurance company or any company that controls the insurance company. Any purchase of our shares that would result in the purchaser owning 10% or more of our common stock will be presumed to result in the acquisition of control of our insurance subsidiaries. Such an acquisition would require prior regulatory approval unless the insurance commissioner in each state in which our insurance subsidiaries are domiciled or deemed to be commercially domiciled determines otherwise. In addition, many states require prenotification to the state regulatory agencies of a change of control of a nondomestic insurance company licensed in that state if specific market concentration thresholds would be triggered by the acquisition. While those prenotification statutes do not authorize the state agency to disapprove the change of control, they do authorize the agency to issue a cease and desist order with respect to the nondomestic insurance company if certain conditions, such as undue market concentration, exist. These insurance regulatory requirements may deter, delay or prevent transactions affecting control of SAFECO or the ownership of our common stock, including transactions that could be advantageous to our shareholders.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited the consolidated financial statements and financial statement schedules that we incorporated by reference or included in our Annual Report on Form 10-K for the year ended December 31, 1999, as set forth in their report dated March 23, 2000. Our Annual Report on Form 10-K for the year ended December 31, 1999, which includes Ernst & Young LLP's report, is incorporated by reference in this prospectus. We have incorporated those financial statements and financial statement schedules by reference in this prospectus in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                                 LEGAL MATTERS

     Janice Oakes Schafer, our Assistant General Counsel, will pass upon the validity of the shares of common stock issuable under the plan for SAFECO.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

     The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities registered under this registration statement:

Securities and Exchange Commission registration fee.....   $ 5,190
Printing costs..........................................    12,000
Accounting fees and expenses............................    10,000
Legal fees and expenses.................................     8,000
Blue Sky fees and expenses..............................     5,000
Miscellaneous...........................................     3,810
                                                           -------
     Total..............................................   $44,000
                                                           =======

All amounts estimated except for registration fees.

Item 15.  Indemnification of Officers and Directors.

     Sections 23B.08.500 through 23B.08.600 of the Washington Business Corporation Act ("WBCA") authorize a court to award, or a corporation's board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act of 1933. Article XII of SAFECO's Bylaws provides for indemnification of SAFECO's directors, officers, employees and agents to the maximum extent permitted by Washington law.

     Section 23B.08.320 of the WBCA authorizes a corporation to eliminate or limit a director's personal liability to the corporation or its shareholders for monetary damages for conduct as a director, except liability for (1) acts or omissions involving intentional misconduct by a director or knowing violations of law by a director, (2) distributions illegal under Washington law, or (3) any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled. Article VIII of SAFECO's Restated Articles of Incorporation contains provisions implementing, to the fullest extent permitted by Washington law, those limitations on a director's liability to SAFECO and its shareholders.

     Officers and directors of SAFECO are covered by insurance (with certain exceptions and limitations) that indemnifies them against losses and liabilities arising from certain alleged "wrongful acts," including alleged errors or misstatements and certain other alleged wrongful acts or omissions constituting neglect or breach of duty.

     The above discussion of the WBCA and SAFECO's Bylaws and Articles of Incorporation is not intended to be exhaustive and is qualified in its entirety by reference to the WBCA, the Bylaws and the Articles of Incorporation.

Item 16.  Exhibits and Financial Statement Schedules

     (a)  Exhibits

     2.1  Election Form

     4.1  SAFECO Agency Stock Purchase Plan

     5.1 Opinion of Janice Oakes Schafer, Assistant General Counsel, regarding legality of the shares

     23.1 Consent of Ernst & Young LLP

     23.2 Consent of Janice Oakes Schafer (included in Exhibit 5.1)

     24.1 Powers of Attorney (contained on the signature page hereto)

     (b)  Financial Statement Schedules

     All schedules are omitted because they are inapplicable or the requested information is shown in the financial statements of the registrant or related notes thereto.

Item 17.  Undertakings

     The registrant hereby undertakes:

     (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with the SEC by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes that:

     (a) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

     (b) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the provisions set forth or described in Item 15 of this registration statement, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on the 28th day of March, 2000.

                                  SAFECO CORPORATION

                                  By:/s/ Boh A. Dickey
                                     ------------------------------------
                                     Boh A. Dickey
                                     President and Chief Operating Officer

     Each person whose individual signature appears below hereby authorizes and appoints Boh A. Dickey and Rod A. Pierson, and each of them, with full power of substitution and resubstitution and full power to act without the other, as his or her true and lawful attorney-in-fact and agent to act in his or her name, place and stead and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this Registration Statement, including any and all post-effective amendments, and any registration statement relating to the same offering as this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing, ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated below on the 28th day of March, 2000.


                 Signature                                        Title
                 ---------                                        -----

/s/ Roger H. Eigsti                                   Chairman and Chief Executive Officer
----------------------------------------------        (Principal Executive Officer) and Director
    Roger H. Eigsti


/s/ Boh A. Dickey                                     President, Chief Operating Officer, Director
----------------------------------------------
    Boh A. Dickey


/s/ Rod A. Pierson                                    Senior Vice President, Chief Financial Officer and
----------------------------------------------        Secretary (Principal Financial Officer)
    Rod A. Pierson


/s/ H. Paul Lowber                                    Vice President and Controller (Principal
----------------------------------------------        Accounting Officer)
    H. Paul Lowber






/s/ Phyllis J. Campbell                              Director
----------------------------------------------
    Phyllis J. Campbell


/s/ Robert S. Cline                                  Director
----------------------------------------------
    Robert S. Cline


/s/ John W. Ellis                                    Director
----------------------------------------------
    John W. Ellis


/s/ William P. Gerberding                            Director
----------------------------------------------
    William P. Gerberding


/s/ Joshua Green III                                 Director
----------------------------------------------
    Joshua Green III


/s/ William W. Krippaehne, Jr.                       Director
----------------------------------------------
    William W. Krippaehne, Jr.


/s/ William G. Reed, Jr.                              Director
----------------------------------------------
    William G. Reed, Jr.



----------------------------------------------        Director
    Norman B. Rice


/s/ Judith M. Runstad                                 Director
----------------------------------------------
    Judith M. Runstad


/s/ Paul W. Skinner                                   Director
----------------------------------------------
    Paul W. Skinner


                                 EXHIBIT INDEX

Exhibit
Number    Description
------    -----------

2.1       Election Form

4.1       SAFECO Agency Stock Purchase Plan

5.1 Opinion of Janice Oakes Schafer, Assistant General Counsel, regarding legality of the shares

23.1      Consent of Ernst & Young LLP

23.2      Consent of Janice Oakes Schafer (included in Exhibit 5.1)

24.1      Powers of Attorney (contained on the signature page hereto)